[HAYWOOD LETTERHEAD]

January 6, 2022

FSD Pharma Inc
199 Bay St Suite 4000
Toronto, ON
M5L 1A9

Dear Sirs/Mesdames:

Re: FSD Pharma Inc (the "Company") – Dealer Agreement in connection with a normal course issuer bid ("NCIB")

We understand that the Company requires assistance in relation to a share repurchase program that it has recently implemented and that, in this regard, it will be conducting a NCIB in the open market through the facilities of the Canadian Securities Exchange (the "**Exchange**") for the purchase and cancellation of up to 2,000,000 subordinate voting shares of the Company (the "SVS").

You have requested that Haywood Securities Inc. ("**Haywood**") conduct the NCIB on behalf of the Company.

The following sets forth the agreement between Haywood and the Company.

1. REGULATORY APPROVAL AND NOTICE

1.1 Upon execution of this Agreement, the Company will issue a news release announcing the NCIB hereunder, and the news release will be in form and substance satisfactory to Haywood, acting reasonably. The Company will post the news release on the Exchange's website as well as comply with the monthly requirements of the Exchange.

2. APPOINTMENT OF HAYWOOD

2.1 Haywood is hereby exclusively appointed and authorized by the Company to conduct the NCIB on behalf of the Company, subject to the conditions of this Agreement.

2.2 Haywood agrees to only make purchases under the NCIB in accordance with National Instrument 62-104 and other requirements of the Exchange.

2.3 Within 3 business days after the end of each month in which purchases are made, Haywood will report to the Company the number of securities purchased in the preceding month, providing the dates of the purchases and the average price paid. No reports are required in respect of any month during which no purchases are made.

3. TERMS OF THE NCIB

3.1 The NCIB will commence on January **10**, 2022 and end on December 30, 2022 (the "**Term**"). This Agreement will remain in effect during the Term.

3.2 Haywood confirms that:

(a) unless otherwise terminated in accordance with this Agreement, Haywood will act as the Company's exclusive broker with respect to the NCIB during the Term;

(b) the purchases of SVS by Haywood on behalf of the Company under this Agreement will be made through the facilities of the Exchange systems at the prevailing market price and in accordance with the policies of the Exchange; and

3.3 Upon execution of this Agreement, the Company agrees to open an account with Haywood and to deposit such funds as are required from time to time to effect the purchases of the SVS pursuant to the NCIB.

4. COMPENSATION TO HAYWOOD

The Company hereby agrees to pay to Haywood a fee equal to the greater of:

a) % of the weekly trade value of SVS purchased during the week; or

b) $

5. EXPENSES

The Company hereby agrees to pay all reasonable expenses incurred by Haywood in connection with this matter including reasonable legal fees and disbursements, provided that aggregate expenses that exceed $5000.00 shall require prior approval by the Company.

6. CONDITIONS TO THE OBLIGATIONS OF HAYWOOD

The obligations of Haywood hereunder are subject to the condition that, on the day prior to or on the day of the initial commencement of the Term, the representations and warranties of the Company set forth in section 8 hereof shall be true and accurate as though such representations and warranties were made at and as of such date and the covenants and conditions of the Company required to be performed or complied with prior to or on such date shall have been performed or complied with.

7. COVENANTS OF THE COMPANY

The Company hereby further agrees that:

(a) it will inform Haywood promptly after it becomes aware of or receives notice of the happening of any event or the discovery of any fact during the Term which it believes would affect the truth and accuracy of any representation or warranty contained in this Agreement as if such representation or warranty were being made immediately after the happening of such event or the discovery of such fact; and

(b) it will inform Haywood, promptly after it receives notice thereof, of the suspension of the NCIB by the Exchange or the issuance of any cease trading, stop or restraining order or of the initiation or threat of any proceeding, litigation or investigation with respect to the Company or to any of the transactions in connection with or contemplated by this Agreement, before any regulatory, administrative or governmental body or any court.

8. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents, warrants and agrees that:

(a) it has complied and will comply in all material respects with the provisions of all applicable securities legislation in connection with the NCIB and this Agreement;

(b) it does not have knowledge of any material fact or material change in the affairs of the Company or relating to its securities which has not been generally disclosed;

(c) the execution and delivery of, and the performance by it of its obligations under, this Agreement have been duly and validly authorized and this Agreement has been duly executed and delivered by the Company and constitutes a valid agreement legally binding on and enforceable against the Company; and

(d) no authorization, approval, order, exemption or other action of any regulatory authority, stock exchange or quotation system having jurisdiction which has not been obtained or carried out is required for the making of the NCIB and, to the best of its knowledge, no cease trading, stop or restraining order has been issued or proceedings, litigation or investigation initiated or threatened with respect to the Company or with respect to any of the transactions in connection with, or contemplated by this Agreement.

9. REPRESENTATIONS AND WARRANTIES OF HAYWOOD

Haywood hereby represents, warrants and agrees that it does not have knowledge of any material fact or material change in the affairs of the Company or relating to its securities which has not been generally disclosed.

10. INDEMNIFICATION

10.1 The Company hereby agrees to indemnify and hold Haywood, its subsidiaries and affiliates, and its directors, officers, employees and agents (hereinafter collectively referred to as the "**Personnel**") harmless from and against any and all expenses, losses (other than loss of profits), fees, claims, actions (including shareholder actions, derivative actions or otherwise), damages, obligations, or liabilities, whether joint or several, and the reasonable fees and expenses of its counsel, that may be incurred in advising with respect to and/or defending any actual or threatened claims, actions, suits, investigations or proceedings to which Haywood and/or its Personnel may become subject or otherwise involved in any capacity under any statute or common law, or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Company by Haywood and its Personnel hereunder, or otherwise in connection with the matters referred to in this Agreement (including the aggregate

amount paid in reasonable settlement of any such actions, suits, investigations, proceedings or claims that may be made against Haywood and/or its Personnel, provided that the Company has agreed to such settlement), provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgement that has become non-appealable shall determine that:

(a) Haywood and/or its Personnel have been negligent or have committed wilful misconduct or any fraudulent act in the course of such performance; and

(b) the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the negligence, wilful misconduct or fraud referred to in (a), above.

10.2 Without limiting the generality of the foregoing, the indemnity in the previous section shall apply to all expenses (including legal expenses), losses, claims and liabilities that Haywood and/or its Personnel may incur as a result of any action or litigation that may be threatened or brought against Haywood and/or its Personnel.

10.3 If for any reason (other than the occurrence of any of the events itemized in subsections 10.1(a) and 10.1(b) above), the foregoing indemnification is unavailable to Haywood or any Personnel or insufficient to hold Haywood or any Personnel harmless, then the Company shall contribute to the amount paid or payable by Haywood or any Personnel as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Haywood or any Personnel on the other hand but also the relative fault of the Company and Haywood or any Personnel, as well as any relevant equitable considerations; provided that the Company shall in any event contribute to the amount paid or payable by Haywood or any Personnel as a result of such expense, loss, claim, damage or liability and any excess of such amount over the amount of the fees received by Haywood pursuant to this Agreement.

10.4 The Company agrees that in case any legal proceeding shall be brought against the Company and/or Haywood, and/or any Personnel by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, or shall investigate the Company and/or Haywood, and/or any Personnel shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Company by Haywood, Haywood shall have the right to employ its own counsel in connection therewith provided Haywood acts reasonably in selecting such counsel, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse Haywood for time spent by Personnel in connection therewith) and out-of-pocket expenses incurred by Personnel in connection therewith shall be paid by the Company as they occur.

10.5 Promptly after receipt of notice of the commencement of any legal proceeding against Haywood or any Personnel or after receipt of notice of the commencement or any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Company, Haywood will notify the Company in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Company, will keep the Company advised of the progress thereof and will discuss with the Company all significant actions proposed. However, the failure by Haywood to notify the Company will not relieve the Company of its obligations to indemnify Haywood and/or any

Personnel. The Company shall on behalf of itself and Haywood and/or any Personnel, as applicable, be entitled to (but not required) to assume the defence of any suit brought to enforce such legal proceeding; provided, however, that the defence shall be conducted through legal counsel acceptable to Haywood and/or any Personnel, as applicable, acting reasonably, that no settlement of any such legal proceeding may be made by the Company without the prior written consent of Haywood and/or any Personnel, as applicable, and none of Haywood and/or any Personnel, as applicable, shall be liable for any settlement of any such legal proceeding unless it has consented in writing to such settlement, such consent not to be unreasonably withheld. Haywood and the Personnel shall have the right to appoint their own separate counsel at the Company's cost, provided that Haywood acts reasonably in selecting such counsel.

10.6 The indemnity and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to the Personnel and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Haywood and any of the Personnel. The foregoing provisions shall survive the completion of professional services rendered under this Agreement.

11. MISCELLANEOUS

11.1 The terms of this Agreement are confidential and may not be disclosed without the express written consent of Haywood.

11.2 This Agreement ensures to the benefit of and is binding on the parties to this Agreement and their successors and permitted assigns.

11.3 The representations, warranties, agreements and indemnities contained in this Agreement shall remain in full force and effect and shall survive the completion of the transactions contemplated by this Agreement.

11.4 This Agreement is made under, and shall be construed in accordance with, the laws of British Columbia and the laws of Canada applicable therein.

11.5 All communications hereunder shall be in writing and, except as otherwise provided, shall be delivered at, or mailed to, the addresses outlined in this Agreement for the respective parties.

11.6 In the event that any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof, all of which shall remain in full force and effect.

If the foregoing correctly sets forth the understanding between the Company and Haywood, please indicate your acceptance thereof in the space provided below, whereupon this letter and your acceptance shall constitute a binding agreement between Haywood and the Company.

12. NOTICE:

Any notice provided from one party to the other under this Agreement shall be in writing, which may be e-mail or other electronic means, and shall be addressed, in the case of the Company, to:

FSD Pharma Inc
199 Bay St Suite 4000
Toronto, ON
M5L 1A9

Attention: Anthony Durkacz

Email:[REDACTED]

And in the case of Haywood to:

Haywood Securities Inc.
Suite 700 – 200 Burrard Street
Waterfront Centre
Vancouver, BC
V6C 3L6

Attention: Todd Gibson

Email:[REDACTED]

[Remainder of page left intentionally blank]

Yours truly,

HAYWOOD SECURITIES INC.

By: *(Signed) Mark Maisonville*

Name: Mark Maisonville
Title: VP Compliance

Accepted as of January 6, 2022

ISSUER.

Per: *(Signed) Anthony Durkacz*

Name: Anthony Durkacz
Title: CEO